                                                                   Exhibit 23.03


                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
VERITAS Software Corporation

We consent to the use of our report dated February 5, 1999 with respect to the balance sheets of TeleBackup Systems Inc. as at December 31, 1997 and 1998, and the related statements of operations and deficit and changes in financial position for each of the years in the three year period ended December 31, 1998, which report appears in Amendment No. 2 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 5, 1999, and to the reference to our firm under the heading "Experts" in the Registration Statement.

Chartered Accountants
Calgary, Canada
August 5, 1999